Exhibit 99.1

FOR IMMEDIATE RELEASE

The Necessity Retail REIT CEO Michael Weil Discusses with Shopping Center Business how RTL’s Retail Portfolio Meets the Needs of Today’s Consumer

NEW YORK – May 10, 2022 - The Necessity Retail REIT, Inc. (Nasdaq: RTL/ RTLPP / RTLPO) (“RTL”) announced today that Michael Weil, its CEO, was featured in a Shopping Center Business article focused on the shopping habits of today’s consumer and how the company is position to meet those needs.

Mr. Weil is quoted as saying, “We’ve seen necessity retail come through the pandemic in a really strong position. We’ve found there are communities around the country that are dependent on necessity retail, whether free-standing, grocery-anchored or power center, that’s where America is.”

“One of our biggest jobs was to build a portfolio that was recession-resistant,” he notes. “We were always focused on credit underwriting and the business strategies of tenants, which are, of course, important. I never thought I’d be tested by a pandemic. However, we’ve seen how the company and tenants have performed. The lack of bankruptcies. Nearly 100 percent rent collection. This portfolio has been pandemic tested, and it has come through it tremendously.”

Links to the Shopping Center Business article, America’s Shopping Patterns Turn Suburban and Retail Insight Newsletter are provided below:

https://shoppingcenterbusiness.com/americas-shopping-patterns-turn-suburban/

https://viewstripo.email/6c87f6d6-740a-491d-a9ec-25831006fe361652132417774

About The Necessity Retail REIT Where America Shops

The Necessity Retail REIT (Nasdaq: RTL) is the preeminent publicly traded real estate investment trust (REIT) focused "Where America Shops". RTL acquires and manages a diversified portfolio of primarily necessity-based retail single tenant and open-air shopping center properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “seek,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants, any assets under contract to be acquired including their respective tenants and uncertainty and volatility in the global economy and financial markets from, among other things, COVID-19 and the ongoing war in Ukraine, all of which may adversely affect market conditions and capital availability as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports Forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

ir@rtlreit.com

(866) 902-0063